Exhibit 99.1

Nuvation Bio Reports Second Quarter 2024 Financial Results and Provides Business Update

Efficacy and safety data from the pivotal Phase 2 TRUST-I clinical study of taletrectinib, a ROS1 inhibitor, published in the Journal of Clinical Oncology and presented at the 2024 American Society of Clinical Oncology (ASCO) Annual Meeting

Company to present pooled data from the pivotal Phase 2 TRUST-I and TRUST-II studies at the European Society of Medical Oncology (ESMO) Congress 2024, which will support Nuvation Bio’s planned New Drug Application (NDA) in the United States

Company to present data from the global, pivotal Phase 2 TRUST-II study at the 2024 World Conference on Lung Cancer (WCLC)

Taletrectinib Granted Orphan Drug Designation by the U.S. Food and Drug Administration (FDA) for the treatment of ROS1-positive non-small cell lung cancer (NSCLC) and other NSCLC indications

Strong balance sheet with cash, cash equivalents, and marketable securities of $577.2 million as of June 30, 2024

New York, August 5, 2024 – Nuvation Bio Inc. (NYSE: NUVB), a late clinical-stage, global biopharmaceutical company tackling some of the greatest unmet needs in oncology, today reported financial results for the second quarter ended June 30, 2024, and provided a business update.

“In the second quarter, we were pleased to share data at ASCO from TRUST-I, the pivotal study of taletrectinib in China, which although immature due to an early data cutoff, demonstrated taletrectinib’s efficacy, durability, and safety profiles. At WCLC, we will be presenting data from TRUST-II, the global, pivotal Phase 2 study of taletrectinib, while at ESMO we will present more mature and comprehensive taletrectinib data, including pooled efficacy and safety data from both pivotal TRUST-I and TRUST-II studies. The ESMO data set will be used to support our planned NDA filing in the U.S. and, assuming regulatory approval, will position us to commercialize taletrectinib in 2025,” said David Hung, M.D., Founder, President, and Chief Executive Officer of Nuvation Bio. “We are also progressing the global Phase 2 study of safusidenib and continuing to dose escalate in a Phase 1/2 study of our first clinical-stage drug-drug conjugate, NUV-1511. As we focus on our late-stage pipeline and prepare to potentially bring taletrectinib to patients in the U.S. in 2025, we have decided not to initiate a Phase 2 study of NUV-868 in the solid tumor indications studied to date. This decision comes after careful review of the data generated in the Phase 1 monotherapy study and Phase 1b study of NUV-868 in combination with olaparib or enzalutamide. We are exploring next steps for NUV-868 in new indications and will share updates as available. We are proud of Nuvation Bio’s transformational momentum in the first half of this year and look forward to building upon it as we tackle some of the greatest unmet needs in oncology.”

Recent Pipeline Updates:

Taletrectinib, ROS1 inhibitor: Advanced ROS1-positive NSCLC

•

Latest data from the Phase 2 TRUST-I clinical study evaluating taletrectinib in patients in China with advanced ROS1-positive NSCLC was published in the Journal of Clinical Oncology and presented at the 2024 ASCO Annual Meeting.

•	Latest pooled data from the pivotal Phase 2 TRUST-I and TRUST-II studies to be presented at the ESMO Congress 2024 in September, which will support the Company’s planned NDA in the U.S.

•	Latest data from the global, pivotal Phase 2 TRUST-II study to be presented at the WCLC in September.

•	Granted Orphan Drug Designation by the U.S. FDA for the treatment of ROS1-positive NSCLC and other NSCLC indications.

Safusidenib, mIDH1 inhibitor: Diffuse IDH1-mutant glioma

•	Global phase 2 study of safusidenib for treatment of patients with diffuse IDH1-mutant glioma remains ongoing.

NUV-1511, drug-drug conjugate (DDC): Advanced solid tumors

•	Phase 1/2 dose escalation study of NUV-1511 for the treatment of patients with various advanced solid tumors remains ongoing.

NUV-868, BD2-selective BET inhibitor: Advanced solid tumors

•

Concluded the Phase 1b dose escalation study of NUV-868 in combination with olaparib for the treatment of patients with ovarian cancer, pancreatic cancer, metastatic castration-resistant prostate cancer (mCRPC), triple negative breast cancer, and other solid tumors, and in combination with enzalutamide for the treatment of patients with mCRPC.

•

Completed an internal analysis of efficacy and safety data collected from the Phase 1 monotherapy and Phase 1b combination studies of NUV-868. Following this analysis, Nuvation Bio decided not to initiate a Phase 2 study of NUV-868 as a monotherapy or in combination with olaparib or enzalutamide in the advanced solid tumor indications that were part of the Phase 1 and Phase 1b study designs. The Company is evaluating next steps for the NUV-868 program, including further development in combination with approved products for indications in which BD2-selective BET inhibitors may improve outcomes for patients.

Second Quarter 2024 Financial Results

As of June 30, 2024, Nuvation Bio had cash, cash equivalents and marketable securities of $577.2 million.

For the three months ended June 30, 2024, research and development expenses were $29.2 million, compared to $18.6 million for the three months ended June 30, 2023. The increase was primarily due to a $5.9 million increase in personnel-related costs driven by the acquisition of AnHeart Therapeutics, Ltd. (AnHeart), stock-based compensation and other benefits and a $4.7 million increase in third-party costs related to research services and drug manufacturing as a result of clinical study expense for taletrectinib.

On April 9, 2024, as a result of the acquisition of AnHeart, Nuvation Bio recorded a $425.1 million charge representing an acquired in-process research and development asset with no alternative future use in acquired in-process research and development expenses.

For the three months ended June 30, 2024, general and administrative expenses were $16.1 million, compared to $7.5 million for the three months ended June 30, 2023. The increase was due to a $3.9 million increase in personnel-related costs as a result of the acquisition of AnHeart, a $1.1 million increase in professional fees, a $1.2 million increase in marketing expense, a $0.8 million increase in legal fees, a $0.2 million increase in occupancy expense, a $0.2 million increase in foreign currency impact, and a $1.4 million increase in miscellaneous expense offset by a $0.2 million decrease in insurance expense.

For the three months ended June 30, 2024, Nuvation Bio reported a net loss of $462.5 million, or $(1.89) per share. This compares to a net loss of $20.6 million, or $(0.09) per share, for the comparable period in 2023.

About Taletrectinib

Taletrectinib is an oral, potent, central nervous system-active, selective, next-generation ROS1 inhibitor specifically designed for the treatment of patients with ROS1-positive non-small cell lung cancer (NSCLC). Taletrectinib is being evaluated for the treatment of patients with advanced ROS1-positive NSCLC in two Phase 2 single-arm pivotal studies: TRUST-I (NCT04395677) in China, and TRUST-II (NCT04919811), a global study. Taletrectinib has been granted Orphan Drug Designation by the U.S. FDA for the treatment of patients with ROS1-positive NSCLC and Breakthrough Therapy Designations by both the U.S. FDA and China’s National Medical Products Administration (NMPA) for the treatment of patients with advanced or metastatic ROS1-positive NSCLC. Based on results of the TRUST-I clinical study, China’s NMPA has accepted and granted Priority Review Designations to New Drug Applications for taletrectinib for the treatment of adult patients with locally advanced or metastatic ROS1-positive NSCLC who either have or have not previously been treated with ROS1 tyrosine kinase inhibitors.

About Nuvation Bio

Nuvation Bio is a late clinical-stage, global biopharmaceutical company tackling some of the greatest unmet needs in oncology by developing differentiated and novel product candidates. Nuvation Bio’s portfolio of development candidates includes taletrectinib (ROS1), safusidenib (mIDH1), NUV-1511 (DDC), and NUV-868 (BET). Nuvation Bio was founded in 2018 by biopharma industry veteran David Hung, M.D., who previously founded Medivation, Inc., which brought to patients one of the world’s leading prostate cancer medicines. Nuvation Bio has offices in New York, San Francisco, and Shanghai. For more information, please visit www.nuvationbio.com and https://www.linkedin.com/company/nuvationbio/.

Forward Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, our expectations regarding a U.S. NDA, the expected timing of becoming a commercial organization, the potential therapeutic benefit of Nuvation Bio’s product candidates, the advancement of our clinical programs, and the strength of Nuvation Bio’s balance sheet. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management team of Nuvation Bio and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from those anticipated by the forward-looking statements, including but not limited to the challenges associated with conducting drug discovery and initiating or conducting clinical studies due to, among other things, difficulties or delays in the regulatory process, enrolling subjects or manufacturing or acquiring necessary products; the emergence or worsening of adverse events or other undesirable side effects; risks associated with preliminary and interim data, which may not be representative of more mature data; and competitive developments. Risks and uncertainties facing Nuvation Bio are described more fully in its Form 10-Q filed with the SEC on August 5, 2024 under the heading “Risk Factors,” and other documents that Nuvation Bio has filed or will file with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Nuvation Bio disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Nuvation Bio Investor Contact:

ir@nuvationbio.com

Nuvation Bio Media Contact:

nuvation@argotpartners.com

NUVATION BIO INC. and Subsidiaries

Consolidated Balance Sheets

Unaudited

(In thousands, except share and per share data)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$34,285	$42,649
Accounts receivable, net of allowance for credit loss of $nil	117	—
Prepaid expenses and other current assets	5,991	1,519
Marketable securities	542,884	568,564
Interest receivable on marketable securities	3,895	3,702

Total current assets	587,172	616,434
Property and equipment, net of accumulated depreciation of $782 and $666, respectively	751	717
Intangible assets, net of amortization of $138	2,932	—
Operating lease right-of-use assets	2,723	3,605
Lease security deposit	143	141
Other non-current assets	1,075	587

Total assets	$594,796	$621,484

Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	$5,211	$2,209
Current operating lease liabilities	2,076	1,972
Contract liabilities, current portion	12,200	—
Short-term borrowings	11,634	—
Accrued expenses	19,974	9,793

Total current liabilities	51,095	13,974
Warrant liability	1,441	353
Contract liabilities, net of current portion	9,157	—
Non-current operating lease liabilities	972	2,035

Total liabilities	62,665	16,362

Mezzanine equity;
Class A convertible preferred stock, $.0001 par value per share; 851,202 shares outstanding as of June 30, 2024.	274,938	—

Total mezzanine equity	274,938	—

Stockholders’ equity
Class A and Class B common stock and additional paid in capital, $0.0001 par value per share; 1,060,000,000 (Class A 1,000,000,000, Class B 60,000,000) shares authorized as of June 30, 2024 and December 31, 2023, 248,624,729 (Class A 247,624,729, Class B 1,000,000) and 219,046,219 (Class A 218,046,219, Class B 1,000,000) shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	1,078,547	947,745
Accumulated deficit	(820,088)	(342,804)
Accumulated other comprehensive income	(1,266)	181

Total stockholders’ equity	257,193	605,122

Total liabilities, mezzanine equity and stockholders’ equity	$594,796	$621,484

NUVATION BIO INC. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$1,435	$—	$1,435	$—
Cost of revenue	1,347	—	1,347	—

Gross profit	88	—	88	—
Operating expenses:
Research and development	29,247	18,590	42,089	37,377
Acquired in-process research and development	425,070	—	425,070	—
General and administrative	16,156	7,541	23,513	15,275

Total operating expenses	470,473	26,131	490,672	52,652

Loss from operations	(470,385)	(26,131)	(490,584)	(52,652)

Other income (expense):
Interest income	7,144	6,086	14,274	11,065
Interest expense	(132)	—	(132)	—
Investment advisory fees	(247)	(231)	(512)	(461)
Change in fair value of warrant liability	1,135	(265)	(324)	(123)
Realized loss on marketable securities	(7)	(99)	(6)	(195)

Total other income (expense), net	7,893	5,491	13,300	10,286

Loss before income taxes	(462,492)	(20,640)	(477,284)	(42,366)
Provision for income taxes	—	—	—	—

Net loss	$(462,492)	$(20,640)	$(477,284)	$(42,366)

Net loss attributable to common stockholders
Net loss per share attributable to common stockholders, basic and diluted	$(1.89)	$(0.09)	$(2.06)	$(0.19)

Weighted average common shares outstanding, basic and diluted	244,738	218,848	231,893	218,795

Comprehensive loss:
Net loss	$(462,492)	$(20,640)	$(477,284)	$(42,366)
Other comprehensive loss, net of taxes:
Currency translation adjustment	148	—	148	—
Unrealized (loss) gain on available-for-sale securities	(245)	(1,457)	(1,595)	1,131

Comprehensive loss	$(462,589)	$(22,097)	$(478,731)	$(41,235)